Exhibit 99.1

FOR:	NUTRACEUTICAL INTERNATIONAL CORPORATION

CONTACT:	Cory J. McQueen
Vice President and
Chief Financial Officer
(435) 655-6106

NUTRACEUTICAL REPORTS FISCAL 2009 Q3 RESULTS AND EXPANDS SHARE REPURCHASE PROGRAM

PARK CITY, Utah, July 30/PRNewswire-First Call/—Nutraceutical International Corporation (NASDAQ:  NUTR) today reported results for the fiscal 2009 third quarter ended June 30, 2009.  Net sales for the fiscal 2009 third quarter were $39.4 million compared to $40.5 million for the same quarter of fiscal 2008.  For the third quarter of fiscal 2009, net income was $3.0 million, or $0.27 diluted earnings per share, compared to net income of $2.9 million, or $0.26 diluted earnings per share, for the same quarter of fiscal 2008.

Net sales for the nine months ended June 30, 2009 were $121.0 million compared to $126.0 million for the same period in fiscal 2008.  During the second quarter of fiscal 2009, the Company recorded a non-cash goodwill impairment charge of $37.5 million ($27.3 million after tax, or $2.51 per diluted share for the nine months ended June 30, 2009) resulting in a net loss of $(17.2) million, or $(1.58) per diluted share, for the nine months ended June 30, 2009, compared to net income of $10.4 million, or $0.93 per diluted share, for the same period of fiscal 2008.  Excluding the non-cash impairment charge, net income for the nine months ended June 30, 2009 would have been $10.1 million, or $0.92 per diluted share.

Operating cash flow for the nine months ended June 30, 2009 was $17.2 million compared to $14.4 million for the same period of fiscal 2008.  This operating cash flow was primarily used to invest $7.4 million in purchases of property and equipment and repay $9.5 million in net borrowings on the Company’s revolving credit facility.

Bill Gay, chairman and chief executive officer, commented, “Domestic and international sales improved in the third quarter despite the current economic environment and we are hopeful that this trend will continue.  Net income remained solid and cash flows increased as a result of inventory and accounts receivable reductions.  Gross margins declined slightly due to increased raw material prices and manufacturing overhead costs related to inventory reductions.  Selling, general and administrative expense reductions offset our lower gross margins.  Our core health food store customers are regaining confidence in their businesses and we look forward to helping them grow.  Ongoing sales promotions appear to be benefiting stores, consumers and our Company.  We expect acquisitions to contribute to profitability and cash flow within this calendar year.  It is encouraging that the market has responded favorably to the Company’s recent addition to the Russell 2000 stock index and we believe our financial strength and position as a value based stock will bring awareness to many new investors.”

Mr. Gay continued, “I am also pleased to announce that on July 28, 2009, our Board of Directors agreed to add an additional one million shares to our previously approved share purchase program which means the Company is authorized to buy up to 1.56 million total additional shares of our outstanding common stock.”  Under this approved share purchase program, the Company may purchase common stock from time to time on the open market and in individually negotiated transactions.  The amount and timing of any purchases will be dependent upon a number of factors, including the price and availability of the Company’s shares and general market conditions.  The Company currently has approximately 10.9 million shares of its common stock outstanding.  Since October 1, 2003, the Company has purchased approximately 1.3 million shares of its common stock at an average price of $13.61 per share for an aggregate purchase price of approximately $17.5 million.

ABOUT NUTRACEUTICAL

We are an integrated manufacturer, marketer, distributor and retailer of branded nutritional supplements and other natural products sold primarily to and through domestic health and natural food stores.  Internationally, we market and distribute branded nutritional supplements and other natural products to and through health and natural product distributors and retailers.  Our core business strategy is to acquire, integrate and operate, from beginning to end, the manufacturing, marketing and distribution of branded nutritional supplement businesses in the natural products industry.  We believe that the consolidation and integration of these acquired businesses provides ongoing financial synergies through increased scale and market penetration, as well as strengthened customer relationships.

We sell branded nutritional supplements and other natural products under the trademarks Solaray®, VegLife®, KAL®, Nature’s Life®, Sunny Green®, Action Labs®, Natural Balance®, NaturalMax®, bioAllers®, Herbs for KidsTM, Natra-Bio®, NaturalCare®, Zand®, Health from the Sun®, Life-flo®, Larénim®, Living Flower Essences®, Pioneer®, Thompson®, Natural Sport®, Supplement Training Systems®, Premier One®, Montana Big Sky™, ActiPet®, FunFresh Foods™, Dowd & Rogers™, CompliMed®, AllVia™, Oakmont Labs®, Healthway®, Body Gold®, Sayge™, Monarch Nutraceuticals™ and Great Basin Botanicals™.  Under the name Woodland Publishing™, we publish, print and market a line of books and booklets to, among others, book distributors, national retail bookstores and health and natural food stores.  We also distribute branded products of certain third parties.

We own neighborhood natural food markets, which operate under the trade names The Real Food Company ™, Thom’s Natural Foods™ and Cornucopia Community Market™.  We also own health food stores, which operate under the trade names Fresh Vitamins™ and Granola’s™.

We manufacture and/or distribute one of the broadest branded product lines in the industry with over 4,000 SKUs, including over 700 SKUs sold internationally.  We believe that as a result of our emphasis on innovation, quality, loyalty, education and customer service, our brands are widely recognized in health and natural food stores and among their customers.

This Press Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business. These forward-looking statements can be identified by the use of terms such as “believe,” “expects,” “plan,” “intend,” “may,” “will,” “should,” “can,” or “anticipates,” or the negative thereof, or variations thereon, or comparable terminology, or by discussions of strategy. Although these statements are believed to be reasonable, they are inherently uncertain.  These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, level of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these statements. We undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this Press Release. Important factors that may cause our results to differ from these forward-looking statements include, but are not limited to: (i) slow or negative growth in the nutritional supplement industry or the healthy foods channel, (ii) interruption of business or negative impact on sales and earnings due to acts of God, acts of war, terrorism, bio-terrorism or civil unrest, (iii) adverse publicity or negative consumer perception regarding nutritional supplements, (iv) changes in government regulations, (v) product liability claims and litigation, (vi) insurance coverage issues,  (vii) increased competition or costs, (viii) intellectual property rights of other parties, (ix) the loss of key personnel, (x) disruptions from acquisitions, (xi) issues with obtaining raw materials of adequate quality or quantity, (xii) problems with information management systems, manufacturing efficiencies and operations, (xiii) changes in general worldwide economic or political conditions, (xiv) the volatility of the stock market generally and of our stock specifically, (xv) litigation generally, and (xvi) other factors indicated from time to time in our SEC reports, copies of which are available upon request from our investor relations group or which may be obtained at the SEC’s website (www.sec.gov).

© 2009 Nutraceutical Corporation.  All rights reserved.

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NUTRACEUTICAL INTERNATIONAL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited; dollars in thousands)

	June 30,	September 30,
	2009	2008
Assets
Current assets, net	$49,719	$55,577
Property, plant and equipment, net	55,232	52,356
Goodwill	332	37,632
Other non-current assets, net	25,503	16,099
	$130,786	$161,664

Liabilities and Stockholders’ Equity
Current liabilities	$14,425	$19,239
Long-term liabilities	19,929	28,965
Stockholders’ equity	96,432	113,460
	$130,786	$161,664

NUTRACEUTICAL INTERNATIONAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited; dollars in thousands, except per share data)

	Three months ended June 30,		Nine months ended June 30,
	2009	2008	2009	2008
Net sales	$39,406	$40,454	$120,992	$125,986
Cost of sales	19,250	18,489	56,964	57,192
Gross profit	20,156	21,965	64,028	68,794
Operating expenses
Selling, general and administrative	15,099	16,933	46,585	50,539
Amortization of intangible assets	163	185	480	522
Impairment of goodwill	—	—	37,519	—
Income (loss) from operations	4,894	4,847	(20,556)	17,733
Interest and other (income) expense, net	177	223	951	1,008
Income (loss) before provision (benefit) for income taxes	4,717	4,624	(21,507)	16,725
Provision (benefit) for income taxes	1,698	1,771	(4,279)	6,309

Net income (loss)	$3,019	$2,853	$(17,228)	$10,416

Net income (loss) per common share
Basic	$0.28	$0.26	$(1.58)	$0.94
Diluted	0.27	0.26	(1.58)	0.93

Weighted average common shares outstanding
Basic	10,903,394	10,964,696	10,874,382	11,043,026
Diluted	10,982,174	11,097,500	10,874,382	11,181,609

NUTRACEUTICAL INTERNATIONAL CORPORATION

ADJUSTED EBITDA SCHEDULE

(unaudited; dollars in thousands)

	Three months ended June 30,		Nine months ended June 30,
	2009	2008	2009	2008

Net income (loss)	$3,019	$2,853	$(17,228)	$10,416
Provision (benefit) for income taxes	1,698	1,771	(4,279)	6,309
Interest and other (income) expense, net (1)	177	223	951	1,008
Depreciation and amortization	1,683	1,514	4,959	4,256
Impairment of goodwill (2)	—	—	37,519	—

Adjusted EBITDA	$6,577	$6,361	$21,922	$21,989

(1)          Includes amortization of deferred financing fees.

(2)          For the nine months ended June 30, 2009, a non-cash goodwill impairment charge of $37,519 was recorded related to our branded and natural food markets reporting units.